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


Exhibit 11 - Statement Re:  Computation of Earnings (Loss) Per Share
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                                                       1994                1995                1996
                                                       ----                ----                ----
Net Income (Loss)                                    $ 12,843,000       $  5,272,000      $ (148,655,000)

Preferred Stock Dividends                                       -                  -          (2,222,000)

Assumed interest reduction,  net of taxes,
under the modified  treasury  stock method
(3)                                                             -            857,630                    -
                                                 -----------------   ----------------   ------------------

Net  Income  (Loss)  Applicable  to Common
Stock                                              $   12,843,000     $    6,129,630      $ (150,877,000)
                                                 -----------------   ----------------   ------------------

Weighted average common stock outstanding              30,866,332         33,201,559           39,540,216


Common stock Equivalents (2)                            3,347,972          5,897,941                    -
                                                 -----------------   ----------------   ------------------

Number of Shares Used in Per Share
Calculation                                            34,214,304         39,099,500           39,540,216
                                                 -----------------   ----------------   ------------------

Net Income (Loss)                                 $           .38     $         .16     $           (3.82)
                                                 =================   ================   ==================

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(1)      Fully diluted per share data is not presented  because the  computation is the same as the primary per share data and involves only incremental common stock equivalent shares resulting from differences in average and period ending market prices under the treasury method.

(2) Common stock equivalents represent the incremental shares outstanding of stock options and warrants granted in excess of one year prior to the Company's S-4 registration statement as well as periods subsequent to the merger using the "if converted treasury stock" method for 1994. For 1995, common stock equivalents represent the incremental shares outstanding of stock options and warrants using the "modified treasury stock" method. This method was applied due to the number of shares of common stock obtainable upon exercise of outstanding warrants in the aggregate exceeding 20% of the number of common shares outstanding.

(3) Due to the application of the "modified treasury stock" method the assumed proceeds from the outstanding options and warrants were applied to repurchase 20% of the common shares outstanding. The remaining proceeds were applied towards the reduction of debt and the assumed interest reduction, net of taxes, is added to net income (loss) applicable to common stock.